Exhibit 8.1

633 West Fifth Street, Suite 4000 Los Angeles, California 90071-2007 Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
November 8, 2007	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
	London	San Francisco
	Los Angeles	Shanghai
	Madrid	Silicon Valley
	Milan	Singapore
	Moscow	Tokyo
	Munich	Washington, D.C.

BRE Properties, Inc.

525 Market Street, 4th Floor

San Francisco, CA 94105

Re:	BRE Properties, Inc.

Ladies and Gentlemen:

We have acted as special tax counsel to BRE Properties, Inc., a Maryland corporation (the “Company”), in connection with its filing of a registration statement on Form S-3 on November 8, 2007 (together with the documents incorporated by reference therein, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

You have requested our opinion concerning certain of the federal income tax considerations relating to the Company, including with respect to its election to be taxed as a real estate investment trust (“REIT”). This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Company and its subsidiaries with respect to certain factual matters through a certificate of an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Company concerning its business and properties as set forth in the Registration Statement. With your permission, we have assumed the accuracy of the opinion of Ballard Spahr Andrews & Ingersoll, LLP, counsel for the Company, dated as of the date hereof, with respect to certain matters of Maryland law.

In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For the purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

November 8, 2007

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations, it is our opinion that:

1. Commencing with the Company’s taxable year ending December 31, 1997, (i) the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) its method of operation and its proposed method of operation has enabled it to meet and will enable it to continue to meet, respectively, the requirements for qualification and taxation as a REIT under the Code; and

2. The statements in the Registration Statement under the caption “United States Federal Income Tax Considerations,” insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries thereof in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement or Officer’s Certificate may affect the conclusions stated herein. As described in the Registration Statement, the Company’s qualification and taxation as a REIT depends upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements.

This opinion is rendered only to you and is solely for your benefit in connection with the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent in each instance, provided however, that investors purchasing securities pursuant to the Registration Statement may rely on this opinion, as of the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP